Exhibit 10.5

STRICTLY CONFIDENTIAL

CO-DEVELOPMENT AGREEMENT

Between	Zealand Pharma A/S
Smedeland 36
DK-2600 Glostrup
Denmark

and	Beta Bionics
Business Innovation Center, Photonics Center
8 Saint Mary’s Street, Suite 936
Boston, MA 02215-2421
USA

TABLE OF CONTENTS

1	AIM AND PURPOSES	12
2	NON-EXCLUSIVITY	13
3	GOVERNANCE	13
4	REGULATORY PROJECT MANAGEMENT, INTERACTIONS, INSPECTIONS AND QUALITY ASSURANCE	15
5	COMMITMENTS AND CONTRIBUTIONS	19
6	OWNERSHIP OF PROPRIETARY IP AND CLINICAL DATA	19
7	LICENSE TO PROPRIETARY IP FOR CO-DEVELOPMENT ACTIVITIES	21
8	ACCESS TO CLINICAL DATA	21
9	CONFIDENTIALITY	22
10	PUBLICATION	25
11	FORCE MAJEURE	25
12	REPRESENTATIONS AND WARRANTIES	26
13	LIABILITY	26
14	INDEMNIFICATION	26
15	TERM AND TERMINATION	28
16	COMMUNICATION	30
17	GOVERNING LAW	30
18	NOTICES	31
19	MISCELLANEOUS	31

EXHIBIT INDEX

Exhibit no. 1:

INDEX OF DEFINED TERMS

Affiliate	means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, the specified Person.

Agreement	means this agreement with the Exhibit.

Applicable Law

means any and all applicable laws, statutes, regulations, directives and other legally binding requirements of any national, sub-national or supra-national governmental authority, including any judicial or administrative interpretation of the foregoing and any applicable rules, government regulatory requirements, mandatory or generally applied industry standards such as codes of conduct and current guidelines, all as amended from time to time.

Clinical Data

Any and all data, records, analyses, results, information and the like obtained or developed in the performance of the Co-development Activities and reasonably required for submissions made for the approval or maintenance of regulatory approvals for medical devices, pharmaceutical products or combinations thereof.

Co-development Activity or Co-Development Activities	is defined in Clause 1.1.

Confidential Information	has the meaning given to it in Clause 9.1.

Control

when used with respect to a Person, means (a) the possession of the power to vote on 50 (fifty)% or more of the securities or other equity interest of a Person having ordinary voting power, or (b) the possession of the power to direct or cause the direction of the management and policies of a Person, by contract or otherwise; and

when used with respect to Intellectual Property Rights, the right (by ownership, under a license or otherwise) to grant a license or sublicense with respect to such Intellectual Property Rights without breaching an obligation to a Third Party or incurring additional costs that are not de minimis.

CRO	means a Contract Research Organisation providing research services in connection with a clinical trial to or on behalf of Sponsor.

Direct Competitor	means (i) in relation to Zealand a Person which is or intends to be involved in activities concerning development or commercialisation of glucagon and/or glucagon analogues for diabetes, and (ii) in relation to BB a Person which is or intends to be involved in activities concerning development of a dual hormone artificial pancreas device for diabetes.

Disclosing Party	means the Party disclosing Confidential Information under this Agreement.

Effective Date	means 1st January 2017.

EMA

means the European Medicines Agency or any successor thereto having the administrative authority to regulate the marketing of pharmaceutical products and medical devices in the European Union (as applicable).

Exhibit	means the exhibit referred to in this Agreement.

FDA

means the United States of America Food and Drug Administration, or any successor thereto having the administrative authority to regulate the marketing of pharmaceutical products and medical devices in the United States of America.

iLet	means iLet, iLet Infusion Sets and fillable insulin cartridge.

iLet/ZP4207 Trials

means pre-clinical and clinical trials of ZP4207 administered with an iLet, including trials with a placebo or active comparator and with other interventions (such as insulin), with Zealand as Sponsor and BB as supplier of iLets.

Intellectual Property Rights

means all intellectual property rights of any kind (whether or not they can be subject to registration and whether or not they are registered or are subject to an application for registration), including, but not limited to, rights to inventions, improvements thereto, discoveries, Patent Rights, trademarks, logos, rights in designs, trade or business names, domain names, copyrighted works (including software), and databases, as well as rights in Know-how, and all other rights or forms of protection of a similar nature.

ISO Standard	means the standards promulgated by the International Organization for Standization.

Institution	means an institution at or by which a clinical trial is conducted.

I

JDC	has the meaning given to it in Clause 3.1.

Know-how

means any and all proprietary or confidential know-how, data or other information, including without limitation, Clinical Data, knowledge, experience, inventions, improvements, processes, technical information, technology, ideas, instructions, or any materials, reagents or other substance.

Patent Rights	means any and all (i) patents, (ii) patent applications (if not pending for more than seven (7) years after initial application), and (iii) all other rights or forms of protection of a similar nature.

Person	means any individual, company, partnership or other entity of any kind.

Proprietary IP

Intellectual Property Rights which are owned or Controlled by a Party or the Party’s Affiliates as of the Effective Date of the Co-development Agreement, or become owned or Controlled by said Party or the Party’s Affiliates during the term of the Co-development Agreement

Purposes	has the meaning given to it in Clause 1.2.

Receiving Party	means the Party receiving Confidential information under this Agreement.

R&D Plan	has the meaning given to it in Clause 3.1.5.

Regulatory Information	has the meaning given to it in Clause 4.13.

Representative	means any employee, consultant, agent or other Person acting on behalf of a Party.

Sponsor	means a Person considered a sponsor of a clinical trial under Applicable Law.

Supply Agreement	has the meaning given to it in Clause 4.4.

Term	means the period from the Effective Date until this Agreement has effectively expired or been terminated.

Third Party	means any Person other than Zealand and BB or any of their respective Affiliates.

Third Party Rights	means any Intellectual Property Rights or other rights of a Third Party.

ZP4207	means the soluble and stable glucagon analogue for administration in a liquid formulation and packaged in a primary container system,

referred to by Zealand as ZP4207.

In this Agreement, unless the context otherwise requires, words denoting the singular number include the plural and vice versa.

This Co-development Agreement (the “Agreement”) is entered into on [] by and between:

(1)                                                   Zealand Pharma A/S, a privately held limited company (Aktieselskab) incorporated under the laws of the Kingdom of Denmark, whose registered office is Smedeland 36, 2600 Glostrup, Denmark, registered with the Danish Business Authority under CVR no. 20045078 (“Zealand”), and

(2)                                                   Beta Bionics, Inc., a Massachusetts public benefit corporation, whose registered office is: Business Innovation Center, Photonics Center, 8 Saint Mary’s Street, Suite 936, Boston, MA 02215-2421, USA - Zealand and BB hereinafter collectively referred to as the “Parties” and separately as a “Party”.

WHEREAS

(A)           Zealand is advancing a pipeline of investigational pharmaceutical products alongside partnered products and has a mission to discover and develop proprietary peptide pharmaceutical products and accompanying solutions that improve people’s lives, including a physically and chemically stable and soluble glucagon analogue, ZP4207, for the treatment of hypoglycaemia in diabetes patients.

(B)           BB has a mission to bring a dual-hormone bionic pancreas device system to the home of patients living with insulin-dependent diabetes. The goal of the bionic pancreas is to relieve persons with insulin-dependent diabetes of the burden of managing the disease and by automating the dosing of insulin and glucagon to manage blood sugar levels in people with insulin-dependent diabetes. This will improve diabetes treatment and quality of life while resulting in diminished societal costs.

(C)           The Parties have entered into a mutual non-disclosure and confidentiality agreement of 30 November 2015 (the “Confidentiality Agreement”), to explore a possible business and/or scientific relationship, and a term sheet of 14th December 2016 (the “Term Sheet”) to agree on the overall principles and terms of the Parties’ future Co-development Activities and regulatory interactions. The Parties now wish to enter into an agreement specifying the overall framework of the relationship.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1                                                           Aim and Purposes

1.1                                                 The overall aim of this Agreement is to define the general principles, roles, responsibilities and commitments of the Parties with respect to iLet/ZP4207 Trials, related data sharing, the supply of and access to iLets for the iLet/ZP4207 Trials and related interactions with regulatory authorities (the “Co-development Activities”), all in order to facilitate the achievement of the Purposes. Specific Co-development Activities shall be approved by the joint development committee provided for herein. It is the intent of the Parties to define the principles and commitments for potential commercial supply agreements for iLets at a later point during the collaboration.

1.2                                                 The purposes of the collaboration under this Agreement are (i) the development by Zealand of ZP4207 with the goal of obtaining regulatory approval for ZP4207 for use inter alia in a dual-hormone artificial pancreas device, and (ii) the development by BB of the iLet as a dual-hormone artificial pancreas device with the goal of obtaining regulatory approval for the iLet (the “Purposes”).

2                                                           Non-exclusivity

2.1                                                 The Parties’ collaboration under this Agreement is not exclusive which means among other things and without limitation that:

(i) the Agreement shall not prevent Zealand from engaging in development and commercialisation activities itself or with Third Parties concerning the development and commercialisation of ZP4207,

(ii) the Agreement shall not prevent BB from engaging in development and commercialisation activities itself or with Third Parties concerning the development and commercialisation of the iLet.

3                                                           Governance

3.1                                                 Joint Development Committee

3.1.1                                       The Parties shall establish a joint development committee (the “JDC”), which shall have the authority to make decisions within the following areas of responsibilities:

(i)                                                       Approve Co-development Activities;

(ii)                                                    Develop and maintain an R&D Plan for the Co-development Activities;

(iii)                                                 Allocate development activities, responsibilities and tasks between the Parties as related to each specific Co-development Activity in order to achieve the Purposes;

(iv)                                                Prepare agreements/work orders for signature by the Parties on each specific Co-development Activity in relation to the specific project plans (such as a Supply Agreement described in Clause 4.4 - 4.7, specifying inter alia timelines and quantities for iLets to be provided by BB to Zealand);

(v)                                                   Prepare a quality agreement for signature of the parties as described in Clause 4.3;

(vi)                                                Monitor compliance with regulatory requirements relating to the Co-development Activities;

(vii)                                             Oversee the overall collaboration and reviewing progress and results of the Co-development Activities;

(viii)                                          Discuss and agree on how to initiate, align, manage, use, act upon and share communications with the FDA, EMA and other relevant authorities or ethical committees as related to each specific Co-development Activity and/or in order to achieve the Purposes;

(ix)                                                Develop a plan for the publication of the Clinical Data in accordance with Clause 10.

3.1.2                                       Each Party shall appoint two (2) members to participate in the JDC, which shall have at least two (2) meetings each year either by telephone conference or in a face-to-face meeting, unless otherwise agreed between the Parties. The JDC shall form a quorum when all four (4) members are present or represented by another member by proxy.

3.1.3                                       The JDC shall be co-chaired by a representative of each Party. A secretary of the JDC will be appointed on an annual, calendar year, rotating basis by either Zealand or BB, with Zealand naming the first secretary. The decisions covered by the decision-making authority of the JDC shall be made by consensus of the representatives of the Parties. In the event that no consensus can be reached, the subject matter shall be escalated by notice from either Party to the [         ] of Zealand and the [           ] of BB for resolution, such senior executives to seek to achieve consensus within fifteen (15) days of such escalation. Should no such consensus be achieved, (1) Zealand shall have final decision-making authority with respect to all matters relating primarily to the development of ZP4207 or obtaining regulatory approval for ZP4207 for use inter alia in a dual-hormone artificial pancreas device, and (2) BB shall have final decision making authority with respect to all matters relating primarily to development of the iLet as a dual-hormone artificial pancreas device or obtaining regulatory approval for the iLet.

3.1.4                                       If the performance of a Co-development Activity faces obstacles, e.g. the existence of Third Party Rights, the JDC is to be informed immediately. Each Party shall be responsible for the enforcement of its Proprietary IP and the defense of any infringement claims arising from the Co-development Activities it performs, provided that, should a Party reasonably request that the other Party take any action to enforce or defend Intellectual Property Rights, the other Party shall do so, at the expense of the requesting Party.

3.1.5                                       The JDC shall on an on-going basis discuss and agree on an overall research and development plan (the “R&D Plan”) for pending and planned Co-development Activities. The R&D Plan shall be a non-binding guidance document, unless agreed otherwise in writing in relation to specific Co-development Activities.

3.1.6                                       The Parties shall initiate the development of the R&D Plan promptly after the Effective Date with the aim to finalise it as soon as possible.

3.2                                                 Contact Persons

3.2.1                                       Simultaneously with the signing of this Agreement, each Party will appoint one or two contact persons (“Contact Persons”). The Contact Persons shall support the collaboration and facilitate dialogue between the Parties. The Parties can at any time replace a Contact Person appointed by the Party.

3.2.2                                       The Parties have appointed the following Contact Persons:

Zealand Pharma:

Adam Steensberg, CMO

BB:

[insert name and position] (will provide at signing)

4                                                           Regulatory project management, interactions, inspections and quality assurance

4.1                                                 By entering into this Agreement, the Parties agree to:

(i)                                                       in the performance of the Co-development Activities, comply with all Applicable Laws, including regulatory guidance and guidelines;

(ii)                                                    ensure timely and effective progress of the Co-development Activities;

(iii)                                                 agree on the commitments and contributions of the Parties, which shall be further specified in the R&D Plan and upon approval of Co-development Activities;

(iv)                                                ensure, document and maintain on a current basis reasonable detailed records of Clinical Data and Regulatory Information in respect of its performance of the Co-development Activities in and in connection with

iLet/ZP4207 Trials, in accordance with the Parties’ normal procedures, which shall comply with internationally recognized standards;

(v)                                                   keep and establish formal, retrievable and auditable records of contact with regulatory authorities relating to iLet/ZP4207 Trials, which shall be written up, archived systematically and shared between the Parties in a timely manner.

(vi)                                                collaborate and communicate timely and regularly to ensure the fastest and best possible approval from/clearance by the FDA, EMA and/or any relevant authority of proposed changes to iLet/ZP4207 Trial protocols, potential delays, quality issues and regulatory feedback that can impact agreed development timelines etc. and to discuss any interaction with the FDA, EMA and/or any national EU authorities prior to the contact with said authority; and

(vii)                                             issue all declarations, filings and documents relevant for the interactions with the FDA, EMA and/or any national EU authorities in connection with iLet/ZP4207 Trials, free of charge.

4.2                                                 Each Party shall have the right, at its own expense, to subcontract specific activities within the Co-development Activities to outside contractors, provided that (i) each Party shall be responsible for such subcontractors’ performance in accordance with the R&D Plan, and (ii) any such subcontractor will have entered into a written agreement with such Party that includes terms and conditions protecting and limiting the use of Confidential Information, Proprietary IP, Regulatory Information and Clinical Data of the other Party, at least to the same extent as provided herein, and requires such subcontractor and its personnel to assign to such Party all rights, title and interest in and to any Regulatory Information, Clinical Data and Intellectual Property Rights created, conceived or developed in connection with the performance of subcontracted activities. The representatives of each Party shall inform the representatives of the other Party on the JDC of a proposed subcontract. In the event Zealand or BB finds a particular subcontractor unacceptable, the responsible Party will use commercially reasonable efforts to identify an acceptable alternative subcontractor.

4.3                                                 The JDC shall prepare, for signature by the Parties, quality agreements covering the supply of iLets, other clinical trial materials and other goods or services for which quality agreements are customary or necessary for compliance with regulatory obligations. Such quality agreements shall be completed before any related activities are conducted.

4.4                                                 The JDC shall further prepare for signature by the Parties supply agreements covering the terms, conditions and requirements of the supply of goods or services provided in connection with the iLet/ZP4207 Trials or Co-development Activities (each, a “Supply Agreement”). In particular, a Supply Agreement shall be prepared with respect to the supply of iLets for iLet/ZP4207 Trials.

4.5                                                 BB agrees that Zealand shall be a preferred partner of BB, and that BB, if capable of doing so, shall have an obligation to supply iLets to Zealand that meet applicable quality and GxP requirements for use in the Co-development Activities, provided however, that BB shall have no obligation to modify iLets or bear any costs or expenses of any kind that are solely attributable to regulatory approval of ZP4207, including but not limited to any and all clinical trial costs that are associated with portions of a given clinical study that are deemed necessary by regulatory agencies (for example, but not limited to, CDER at the US FDA) in order to satisfy drug exposure requirements for their glucagon analogs in the iLet. These additional requirements may include, for example (1) an increase in the size of the minimum required study cohort to test their new molecular entity relative to the size of the cohort required to test a reformulation of human biosynthetic glucagon, and/or in terms of (2) adding a continued access study to the end of the randomized control trial portion of a given study for the purposes of obtaining chronic exposure of a new molecular entity in the iLet in a subset of the cohort that participated in the randomized control trial portion that study.

4.6                                                 Except as may otherwise be agreed, BB is obligated to provide iLets for iLet/ZP4207 Trials at a price equal to manufacturing cost plus ten percent (10%). The quantities and other specific terms for the supply or delivery of iLet shall be agreed upon on a case-by-case basis in a Supply Agreement, provided that Zealand as a preferred partner shall be entitled to receive supply or delivery of the quantities requested if (i) such request is provided to BB in reasonable time, and (ii) BB is capable of offering the same quantities to a Third Party.

4.7                                                 The Supply Agreement shall include an obligation for BB to comply with Applicable Laws.

4.8                                                 In case BB does not supply any iLets or bear any costs or expenses in a clinical study, such clinical study shall not be considered a Co-development Activity.

4.9                                                 Each Party shall ensure that Government or regulatory authorities are entitled in the exercise of their functions, during and after the Term, to inspect its and its Affiliates’ and subcontractors’ facilities, equipment, locations, documents, records, procedures, Representatives and information, in each case if and as related to the Co-development Activities.

4.10                                          Each Party shall notify the other, through its representatives on the JDC and without undue delay, by telephone and fax or email, if any government or regulatory authority begins to conduct, or gives notice of its intent to conduct, an inspection relating to the Co-development Activities. The notifying Party will provide the other’s JDC representatives with copies of all pertinent written and electronic documents issued by the government or regulatory authority and any proposed response, and the notifying party will incorporate all reasonable requests by the other Party for modifications to the proposed responses that pertain to the Co-development Activities. The Parties will also provide the JDC with a copy of all written and electronic documents, including the final responses, that pertain to the Co-development Activities provided to the government or regulatory authority, subject to confidentiality and privacy restrictions.

4.11                                          The Parties shall update each other on a regular basis, through the JDC, about the progress of the Co-development Activities and any interim results achieved and shall store all data, protocols, results and meeting minutes in a suitable data room as agreed by the JDC. The Parties shall inform each other, through the JDC, promptly, and no later than within three (3) business days, of any major, critical and/or significant findings/observation from the Co-development Activities. Each Party shall submit a written status report on its Co-development Activities to the JDC, at least five (5) business days prior to each JDC meeting.

4.12                                          The Parties shall update the Contact Persons without undue delay and the JDC on a regular basis about said Party’s correspondence etc. with the FDA, EMA and/or any national EU authorities and any progress, results etc. in this regard.

4.13                                          The Parties agree that all information, documents, analysis, reports and other correspondence between the Parties/a Party and the FDA, EMA and/or any relevant authority or ethical committee, submitted hereto or otherwise relating thereto, excluding Clinical Data (“Regulatory Information”) are confidential by nature and that such Regulatory Information may not be shared with Third Parties, unless authorized under Clause 9.

5                                                           Commitments and contributions

5.1                                                 BB’s commitments and contributions

(i)                                                       BB shall be responsible for ensuring that the iLet meets applicable ISO standards;

(ii)                                                    BB shall be responsible for and in charge of the regulatory approval of the iLet;

(iii)                                                 BB shall supply or deliver iLets to Zealand in accordance with Clause 4.4 - 4.7 and the Supply Agreement(s) entered into as provided in Clause 4.4.

(iv)                                                BB may on a case-by-case basis, in its discretion, provide funding for Co-development Activities for which Zealand is responsible.

5.2                                                 Zealand’s commitments and contributions

(i)                                                       Zealand shall be responsible for and in charge of the regulatory approval of ZP4207 for use as the glucagon component in an artificial pancreas system.

(ii)                                                    Zealand shall supply or deliver samples of ZP4207 to BB as may be provided in the Supply Agreement(s) entered into as provided in Clause 4.4.

(iii)                                                 Zealand may on a case-by-case basis, in its discretion, provide funding for Co-development Activities for which BB is responsible.

6                                                           Ownership of Proprietary IP and Clinical Data

6.1                                                 Ownership of Proprietary IP

6.1.1                                       All rights, title and interest in and to any and all Zealand Proprietary IP will remain vested in Zealand, and all rights, title and interest in and to any and all BB Proprietary IP will remain vested in BB.

6.2                                                 Ownership of Clinical Data

6.2.1                                       For clinical trials where Zealand is the sole Sponsor, all rights, title and interest in and to any and all Clinical Data shall belong to Zealand.

6.2.2                                       For clinical trials where both Zealand and BB are Sponsors, all rights, title and interest in and to any and all Clinical Data shall belong to Zealand and BB jointly. Except with respect to an assignment, license or other transfer to a Direct Competitor of the other Party, each of Zealand and BB may use and may assign, license or otherwise transfer (through multiple tiers) such jointly-owned Clinical Data without the approval of the other Party and without an accounting, provided that at least seven (7) days prior notice shall be given for any assignment, license or other transfer of such jointly-owned Clinical Data, other than to a subcontractor as provided herein.

6.2.3                                       BB agrees that the Clinical Data discovered, developed, conceived or reduced to practice under or in connection with Co-development Activities where Zealand is the sole Sponsor is confidential by nature and may not be shared with Third Parties, unless authorized under the terms of the regulation of Confidential Information set out in Clause 9.

6.3                                                 Ownership of Intellectual Property Rights

6.3.1                                       All rights, title and interest in and to any and all Intellectual Property Rights created, developed, discovered, invented or reduced to practice as part of the performance of the Co-development Activities shall belong to Zealand if they are necessary or useful for research or development of ZP4207 or its manufacture, use or sale, including (for the avoidance of doubt) non-obvious improvements to standard cartridges available therefor. All other Intellectual Property Rights created, developed, discovered or reduced to practice as part of the performance of the Co-development Activities (1) shall belong to Beta Bionics if they directly and solely relate to the iLet or its manufacture and use, including all improvements and modifications to the iLet and consumables related thereto other than (for the avoidance of doubt) Zealand´s ZP4207 and ZP 4207 cartridges, shall (2) if jointly created, developed, discovered, invented or reduced to practice by Representatives of Zealand and Beta Bionics, shall be owned jointly, and (3) if created, developed, discovered, invented or reduced to practice solely by Representatives of one of the Parties, shall belong solely to such Party. Except with respect to an assignment, license or other transfer to a Direct Competitor of the other Party, each of Zealand and BB may use and may assign, license or otherwise transfer (through multiple tiers) such jointly-owned Intellectual Property Rights without the approval of the other Party and without an accounting, provided that at least seven (7) days prior notice shall be given for any assignment, license or other transfer of such jointly-owned Intellectual Property Rights, other than to a subcontractor as provided herein .

6.3.2                                       The Parties shall ensure that all rights, title and interest in and to any and all Intellectual Property Rights generated by its Representatives and subcontractors will be transferred and assigned to such Party in accordance with Applicable Law. Each Party shall bear the cost of any obligations towards such Party’s Representatives with respect to Intellectual Property created by such Representatives and owned by such Party hereunder; should ownership be joint, the cost of such obligations shall be borne equally by the Parties.

6.3.3                                       The Parties shall refrain from and ensure that their Representatives and subcontractors refrain, from any novelty destroying act and to duly cooperate and issue all relevant declarations and make all filings free of charge to enable the issuance, registration, transfer, prosecution and maintenance of Intellectual Property Rights.

7                                                           License to Proprietary IP for Co-development Activities

7.1                                                 In respect of and only for the purpose of carrying out each individual Co-development Activity, each Party hereby grants the other a world-wide, perpetual, royalty-free, sub licensable (through multiple tiers), non-exclusive right and license to exploit each other’s Proprietary IP. For the avoidance of doubt, the license to Proprietary IP as per this Clause 7.1 shall not include, neither wholly, partially, directly or indirectly, a right to commercially or otherwise the other Party’s Proprietary IP, including, but not limited to, reverse engineer, reproduce or produce the other Party’s Proprietary IP; the iLet or ZP4207.

8                                                           Access to Clinical Data

8.1                                                 For Co-development Activities where Zealand is the sole Sponsor, BB shall have access to use the Clinical Data in relation to and only to the extent necessary for achieving the Purposes. However, Zealand accepts that BB may use the results of the specific Co Development Activities for further academic research purposes as required by the terms of BB’s license agreement with The Trustees of Boston University.

9                                                           Confidentiality

9.1                                                 For the purpose of this Agreement “Confidential Information” means, in relation to either Party, this Agreement and its terms and conditions and information which is disclosed to that Party by or in respect of the other Party under or in connection with this Agreement, in particular all commercial and operational information, Proprietary IP, Know-how, Clinical Data, Regulatory Information, inventions, formulae, plans, specifications, designs, software programs and samples, and any other information not generally known or reasonably ascertainable (whether orally or in writing or in any other medium, and whether or not the information is expressly stated to be confidential or proprietary or marked as such). Confidential Information does not include information which

(i)                                                       is in or comes into the public domain without breach of this Clause 9 by the Receiving Party;

(ii)                                                    was, as established by written evidence, in the possession of the Receiving Party prior to receipt from the Disclosing Party and was not acquired by the Receiving Party from the Disclosing Party under an obligation of confidentiality or non-use;

(iii)                                                 is acquired by the Receiving Party from a Third Party not under an obligation of confidentiality or non-use towards the Disclosing Party;

(iv)                                                the Disclosing Party in writing specifically informs the Receiving Party is not to be considered Confidential Information, or

(v)                                                   is, as established by written evidence, independently developed by the Receiving Party without use of any Confidential Information of the disclosing Party.

9.2                                                 The Parties agree that with respect to the Clinical Data and Intellectual Property Rights, (i) Zealand shall be deemed the Disclosing Party with respect to any Clinical

Data and Intellectual Property Rights solely owned by Zealand pursuant to this Agreement, and (ii) BB shall be deemed the Disclosing Party with respect to any Clinical Data and Intellectual Property Rights solely owned by BB pursuant to this Agreement. Jointly owned Intellectual Property Rights shall be deemed the Confidential information of both Parties.

9.3                                                 Without the prior written consent of the Disclosing Party, apart from what is required by Applicable Law or by any court or other authority of competent jurisdiction or the rules or regulations of any stock exchange, the Receiving Party shall keep confidential all Confidential Information and will not use Confidential Information of the Disclosing Party or disclose it to any Third Party, except to fulfil its obligations under this Agreement, and will not disclose the fact that the Disclosing Party has made its Confidential Information available to the Receiving Party.

9.4                                                 In the event that the Receiving Party becomes compelled (pursuant to any law, regulation, the requirement of a stock exchange or other regulatory organization), to disclose any part of the Confidential Information, it shall promptly (and, in any event where reasonably practical to do so, before complying with any such requirement) notify the Disclosing Party in writing of its intention to make such disclosure. In such event, Receiving Party will cooperate with Disclosing Party should Disclosing Party decide to seek a protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information. If such protective order or other remedy is not obtained, Receiving Party will furnish only that portion of the Confidential Information that is required to be disclosed, in the opinion of Receiving Party’s counsel.

9.5                                                 Notwithstanding anything set forth in this Clause 9 to the contrary, the obligations of confidentiality shall not apply to the extent that the Party seeking the benefit of the exclusion can demonstrate that the Confidential Information of the other Party is required to be disclosed for the purpose of regulatory submissions, filing or prosecuting any patent applications, in which case the Parties shall consult with each other, to the extent permitted by Applicable Law, prior to any such disclosure being made.

9.6                                                 Notwithstanding anything set forth in this Clause 9 to the contrary, the Parties shall be entitled to share the Regulatory Information, either in part or in full, with Third Parties, however only to the extent necessary to achieve the Purposes. The

Parties further agree that such disclosure may not in any way jeopardize the commercial interest of the other Party and the Disclosing Party must carefully take account of the other Party’s commercial interests. If the Third Party with whom a Party wishes to share the Regulatory Information is a Direct Competitor of the other Party, such disclosure shall first be discussed in the JDC in order to find a solution and agree whether and under what conditions the disclosure can take place. The provisions of this Clause 9.6 shall also apply in the event with respect to shareholders of a Party and with respect to any change of ownership or other transaction in which a Direct Competitor may gain access to Confidential Information

9.7                                                 In the event that it is necessary for BB to share some of the Clinical Data with a Third Party which is not a Direct Competitor to Zealand, this shall be discussed in the JDC in order to find a solution and agree whether the disclosure can take place. BB further agrees that such disclosure may not in any way jeopardize the commercial interests or securities law obligations of Zealand, that BB must carefully take account of such interests and obligations and that the level of detail may not be more than what is necessary to achieve the Purposes. For the avoidance of doubt, BB agrees that no Clinical Data shall be shared with a Direct Competitor to Zealand until a written approval has been given by Zealand.

9.8                                                 The Receiving Party may disclose Confidential Information only to those of its Representatives, Affiliates or sub-contractors who need to know such information for the purposes contemplated by this Agreement. In addition, prior to any disclosure of Confidential Information to any Representatives, Affiliates or sub-contractor, such Representatives, Affiliates and subcontractors shall be made aware of the confidential nature of the Confidential Information and shall execute, or shall already be bound by, a non-disclosure agreement containing terms and conditions consistent with the provisions of this Clause 9.

9.9                                                 Irrespective of the confidentiality obligation contained herein, a Party shall be entitled to disclose this Agreement to Third Parties in connection with a due diligence process relating to the Party or as may be required by Applicable Law, provided that such Third Parties, prior to such disclosure, have become subject to a confidentiality agreement on terms offering at least the same protection of confidentiality with regard to Confidential Information as this Clause 9.

10                                                    Publication

10.1                                          The Parties acknowledge that in accordance with Clause 6.2, Zealand shall own all Clinical Data from Co-development Activities where Zealand is the sole Sponsor. The Parties shall agree on a plan for the publication of Clinical Data in relation to each Co-development Activity according to which BB shall have the right to publish certain Clinical Data regarding the iLet. The Parties shall agree on the specific terms and condition in the plan; however, BB agrees and acknowledges that such publication may not in any way jeopardize the commercial interests of Zealand and BB must carefully take account of Zealand’s commercial interests. BB also agrees to withhold such publication or presentation if required by Zealand to obtain patent protection.

10.2                                          However, notwithstanding the foregoing, Zealand accepts that if no publication has taken place with respect to an iLet/ZP4207 Trial within twelve (12) months after the trial is completed, BB shall be free to publish or present the results of such iLet/ZP4207 Trial, in accordance with the following procedure:

At least thirty (30) days prior to submission of a proposed publication, BB shall submit to Zealand for review and comment any proposed publication (“Review Period”). BB will consider any such comments in good faith but is under no obligation to incorporate Zealand’s suggestions. If during the Review Period, Zealand notifies BB that: (i) it desires patent applications to be filed on any Inventions disclosed or contained in the disclosures, BB will defer the proposed publication for a period of up to sixty (60) days, to permit Zealand to file any desired patent applications; and (ii) if the proposed publication contains Zealand Confidential Information as defined in Clause 9, excluding results of the iLet/ZP4207 Trial, and Zealand requests BB to delete such Zealand Confidential Information, BB agrees to delete such Zealand Confidential Information.

11                                                    Force Majeure

11.1                                          Either Party is entitled to suspend the performance of its obligations under this Agreement if such performance is impeded or causes an unreasonable hardship on the Party due to force majeure, meaning any extraordinary circumstances beyond the reasonable control of such Party.

11.2                                          Any circumstance referred to in Clause 11.1, whether occurring prior to or after entering into this Agreement, only entitles a Party to suspension if its effect on the performance of this Agreement could not have been foreseen at the time of entering into this Agreement.

11.3                                          The Party claiming to be affected by any circumstance referred to in Clause 11.1 shall, without undue delay, notify the other Party of the occurrence and of the cessation of such circumstance.

12                                                    Representations and Warranties

12.1                                          Each Party represents and warrants to the other Party that:

12.1.1                                has legal interest in the Proprietary IP existing as of the date hereof and full authority, power and capacity to enter into and carry out its obligations under this Agreement;

12.1.2                                all necessary acts have been taken to enable it lawfully to enter into and carry out its obligations under this Agreement; and

12.1.3                                when executed, this Agreement will create obligations which are valid and binding on it and enforceable in accordance with its terms.

13                                                    Liability

13.1                                          If a Party is in breach of any of its obligations under this Agreement, the other Party is entitled to claim damages in accordance with law of the State of New York for losses suffered as a consequence of such breach, however, unless otherwise stated in this Agreement, neither Party shall be liable to the other Party for any consequential or punitive damages or indirect loss whatsoever unless such liability is due to such Party’s gross negligence, wilful misconduct or wilful omission.

14                                                    Indemnification

14.1                                          BB shall indemnify, defend and hold harmless Zealand, its Affiliates and Representatives from and against any and all losses arising or resulting directly from any

Third Party claim, action, suit or other proceeding to the extent such losses result from or arise out of:

14.1.1                                any material breach of any representation, warranty or covenant made by BB in this Agreement; or

14.1.2                                the gross negligence or wilful misconduct of BB in the performance of its tasks and activities under this Agreement, or

14.1.3                                the development, manufacture, use, handling and storage of iLets by BB, its Representatives or subcontractors.

14.2                                          The indemnification obligations set forth in Clause 14.1 shall not apply to the extent that any loss is the result of a material breach of this Agreement (including a material breach of any representation or warranty) by Zealand or the gross negligence or wilful misconduct of any of its Affiliates and Representatives.

14.3                                          Zealand shall indemnify, defend and hold harmless BB, its Affiliates and Representatives from and against any and all losses arising or resulting directly from any Third Party claim, to the extent such losses result from or arise out of:

14.3.1                                any material breach of any representation, warranty or covenant made by Zealand in this Agreement; or

14.3.2                                the gross negligence or wilful misconduct of Zealand in the performance of its activities under this Agreement, or

14.3.3                                the development, manufacture, use, handling and storage of ZP4207 by Zealand, its Representatives or subcontractors.

14.4                                          The indemnification obligation set forth in this Clause 14 shall not apply to the extent that any loss is the result of a material breach of this Agreement (including a material breach of any representation or warranty) by BB or the gross negligence or wilful misconduct of any of its Affiliates and Representatives.

14.5                                          If a Party intends to claim indemnification under this Clause 14 (“Indemnified Party”), it shall promptly notify the other Party (the “Indemnifying Party”) in writing of such alleged losses. The Indemnifying Party shall have the right to assume direction and control of the defense thereof with counsel of its choice; provided, however, that the Indemnified Party shall have the right to retain its own counsel at its own expense for any reason.

14.6                                          No compromise or settlement of any Third Party claim may be effected by the Indemnifying Party without the Indemnified Party’s written consent (which consent shall not be unreasonably withheld or delayed), unless (a) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnified Party, (b) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (c) the Indemnified Party’s rights under this Agreement are not adversely affected. The Indemnified Party shall have no right to settle any such Third Party claim without the prior written consent of the Indemnifying Party (and any such settlement without the prior written consent of the Indemnifying Party shall relieve the Indemnifying Party of its obligations under this Clause 14), unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnifying Party, (ii) the sole relief provided is monetary damages that are paid in full by the Indemnified Party, and (iii) the Indemnifying Party’s rights under this Agreement are not adversely affected.

14.7                                          Each Party shall obtain and keep in force policies of insurance at its sole cost and expense from reputable insurers of such types (unless self-insured under a program affording comparable coverage), in such amounts and covering such risks as are in accordance with normal and customary industry practice generally for companies similarly situated and engaged in similar business.

15                                                    Term and Termination

15.1                                          This Agreement is valid from the Effective Date and until terminated in writing by one of the Parties, as provided in Clause 15.2.

15.2                                          As both Parties agree that they will be making large long-term investments under this Agreement, the agreement can only be terminated for convenience upon twenty-four (24) months prior written notice to the other Party.

15.3                                          If the Agreement is terminated for convenience, the Parties agree to continue to take account of the other Party’s interests as discussed and agreed under this Agreement, cf. Clauses 3.1.1(ix) and 4.1(i), in relation to the use of the Clinical Data and the Regulatory Information in the future communication etc. with the FDA, EMA and/or any relevant authority.

15.4                                          In the event that either Party becomes insolvent, is declared bankrupt or cease its business, the other Party may terminate this Agreement in writing with immediate effect.

15.5                                          The Parties acknowledge and agree that the Co-development Activities under this Agreement are performed in the interest of achieving the Purposes and in order to achieve the Purposes as soon as possible. As a consequence hereof, BB hereby gives Zealand a right and license, if BB fails to perform its obligations hereunder and upon Zealand’s reasonable request to all of BB’s Intellectual Property Rights as may be necessary for testing, manufacture, supply and/or use of iLets by Zealand and/or its designees, to the fullest extent BB is permitted to do so under the terms of BB’s licenses to the iLet technology from the Trustees of Boston University. In connection with any such technology transfer and only so long as permitted to do so under the terms of BB’s licenses to the iLet technology from the Trustees of Boston University, upon reasonable notice, BB shall also provide all technical assistance and cooperation by appropriate employees of BB as may reasonably be required in order to test and/or manufacture iLets in the same way as done by BB and shall permit representatives of Zealand and/or its sub-contractors reasonable access to BB facilities, BB manufacturing information and Know-how to learn about the relevant manufacturing and testing processes, methods and technologies. Upon request, Zealand will compensate BB for its assistance in accordance with this Clause 15.5 at reasonable hourly rate(s). In case that BB has used BB’s Affiliates and/or sub-contractors, to the extent possible BB will help facilitate communications with BB Affiliates and/or sub-contractors to help Zealand obtain access to the iLet technology and technical assistance as set forth in this Clause 15.5.

15.6                                          If a Party materially breaches any provision of this Agreement, or materially defaults in the performance of an obligation or commitment under this Agreement and fails to remedy the breach or default to the other Party’s reasonable satisfaction within thirty (30) working days after written notification hereof by the other Party (or a longer period if mutually agreed), then the Party not in default or breach shall have the right to terminate this Agreement with immediate effect. This right of termination is not prejudicial to other legal remedies under this Agreement and applicable law which the Party not in default or breach might have against the other Party with respect to such breach and/or default.

15.7                                          Upon termination, for whatever reason, the Parties shall in good faith cooperate in completing any Co-development Activities then being conducted and winding-down this Agreement, including the fulfilment of regulatory requirements.

15.8                                          The rights and obligations of BB and Zealand, which by intent or meaning have validity beyond such termination shall survive the termination or expiration of this Agreement.

15.9                                          The Parties further agree that Clauses 7 and 8 concerning licenses and Confidential Information, shall survive the termination or expiration of this Agreement provided, however, that to the extent the Agreement is terminated for material breach committed by a Party and not capable of being remedied, the licenses granted shall terminate in relation to the breaching Party.

16                                                    Communication

16.1                                          The Parties will in good faith coordinate any communication about this Agreement. [CONSIDER PROVIDING FOR AN AGREED PRESS RELEASE, TO BE ISSUED UPON SIGNATURE]

17                                                    Governing Law

17.1                                          This Agreement and the validity thereof shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of law rules. Any proceedings shall be brought before the competent courts in and for the State and County of New York, and each Party hereby irrevocably submits to the jurisdiction of such courts and appoints its notice recipient(s) identified below as its agent for service of process in any such proceeding. Notwithstanding the above, either Party may seek emergency or conservatory relief from any court of competent jurisdiction.

18                                                    Notices

18.1                                          Any notice to be made under this Agreement shall be provided by letter or by fax:

To Zealand:	Zealand Pharma A/S
Smedelandsvej 36
DK-2600 Glostrup
Denmark
Att.: Adam Steensberg, CMO

To BB:	Beta Bionics
Business Innovation Center, Photonics Center
8 Saint Mary’s Street, Suite 936
Boston, MA 02215-2421
USA
Attn: Edward R. Damiano, CEO and
Serafina Raskin, General Counsel

18.2                                          Upon duly notifying the other Party thereof, a Party may change the designated recipients and/or the contact details set out in Clause 18.1 above.

19                                                    Miscellaneous

19.1                                          Captions

19.1.1                                The captions of this Agreement are for the convenience of reference only and shall not define or limit any of the terms or provisions hereof.

19.2                                          Compliance

19.2.1                                The Parties shall continuously monitor the compliance of their activities under this Agreement, including the Co-development Activities, with Applicable Law. If and to the extent such activities violate Applicable Law, in particular applicable antitrust or competition law, the Parties will agree on an appropriate amendment of the cooperation set-up and the terms and conditions of this Agreement where necessary.

19.3                                          Export control Issues

19.3.1                                Each Party undertakes to comply fully with any rules on export control, including obtaining all required consents, concerning the technology developed, licensed or disclosed as a result of this Agreement, under a Project Agreement or products made using any such technology.

19.4                                          Entire Agreement; Rules of Construction

19.4.1                                This Agreement represents the entire understanding between the Parties with respect to the subject matter hereof and supersedes any and all prior negotiations, understandings and representations whether written or oral, relating to the subject matter hereof.

19.4.2                                The Parties agree that the information considered confidential information under the mutual non-disclosure and confidentiality agreement, Exhibit 2, shall be considered Confidential Information under this Agreement and that the mutual non-disclosure and confidentiality agreement shall cease to be in force as from the Effective Date.

19.4.3                                The Parties acknowledge that each Party has read and negotiated the language used in this Agreement. Because all Parties participated in negotiating and drafting this Agreement, no rule of construction will apply to this Agreement, which construes ambiguous language in favour of or against any Party by reason of that Party’s role in drafting this Agreement.

19.5                                          Amendments and Waivers

19.5.1                                This Agreement may not be changed or modified, in whole or in part, except by supplemental agreement or amendment signed by the Parties. Any Party may waive compliance by any other Party with any of the covenants or conditions of this Agreement, but no waiver will be binding unless executed in writing by the Party making the waiver.

19.5.2                                No waiver of any provision of this Agreement will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. Any consent under this Agreement must be in writing and will be effective only to the extent specifically set forth in such writing.

19.6                                          Assignment; Formalities

19.6.1                                Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. Unless otherwise expressly set forth in this Agreement, no Party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties, and any attempt to do so will be null and void, except for (i) an assignment of this Agreement in connection with the sale or transfer of all or substantially all of its business or in connection with a merger or other consolidation with another entity, (ii) an assignment of this Agreement in connection with the sale or transfer of all or substantially all the assets of the business of Zealand to which this Agreement relates (in case of such assignment or delegation by Zealand), and provided that the assignee confirms in writing to be bound by this Agreement and be liable for the assignor’s obligations under this Agreement.

19.6.2                                If any provision of this Agreement shall be deemed invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

19.6.3                                This Agreement is executed in 2 (two) original copies, of which each Party has taken 1 (one), and each of which shall be deemed an original, but which shall both together constitute one and the same document.

Signature Page to Co-development Agreement dated [  ] February 2017

Date: [ ] February 2017	Date: [ ] February 2017

For and on behalf of	For and on behalf of
Zealand Pharma A/S:	Beta Bionics, Inc.:

By:	By:
Name:	Name:
Title:	Title: